Exhibit 10.1

THIS AGREEMENT made as of the 10th day of July, 2012

BETWEEN:

ORCA GOLD MANAGEMENT INC. 5066 East 26th Drive Bellingham, WA 98226
(hereinafter referred to as "Orca")

OF THE FIRST PART

AND:

CHARGER RESOURCES CORP. Las Vegas, NV
(hereinafter referred to as "Charger")

OF THE SECOND PART

WHEREAS:

A.
Orca is the owner of 4 mineral claims situated within Section 28, Township 1 North, Range 14 West, Sheep Tanks Mining District, La Paz County, Arizona, USA described as V-1, V-2, V-3, V-4 and Recorded as BLM Numbers: AMC 331206, 331207, 331208, 331209  (“the Claims”).

B.	Charger wishes to have an option to acquire an interest in the Claims from Orca.

C.	Orca has agreed to grant an option to sell an interest in the Claims to Charger.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1.	OPTION

1.01	Orca hereby grants to Charger

(a)	An irrevocable Option during the term hereof to acquire one hundred percent (100%) interest in the Claims at the price and on the terms set forth herein; and

(b)	Until the exercise of the Option, the exclusive right to prospect, explore, develop, mine, produce and remove minerals from the Claims.

2.	OPTION PRICE

2.01	The Option Price for the acquisition of a one hundred percent (100%) interest in the Claims shall be;

(a)	the payment of thirty five thousand dollars, payable as follows;

(i)	as to $2,500 on July 10, 2011; and

(ii)	$10,000 after the expenditure of $75,000 on the property or October 31, 2014, whichever comes sooner; and

(iii)	$15,000 after the expenditure of $175,000 in aggregate on the property or October 31, 2015, whichever comes sooner; and

(iv)	$7,500 after the expenditure of $300,000 in aggregate on the property or October 31, 2016, whichever comes sooner.

(b)	the allotment and issuance to Orca of a total of 300,000 common shares in the capital stock of Charger (or payments),at the option of Charger, as follows;

(i)	100,000 shares of Charger after the expenditure of $75,000 on the Claims or October 31, 2013, whichever comes sooner; and

(ii)           100,000 shares of Charger after the  expenditure of an additional $100,000 on the Claims or October 31, 2014, whichever comes sooner; and

(iii)          100,000 shares of Charger after the expenditure of a total of three hundred thousand dollars ($300,000)on the Claims including the above noted expenditures, or October 31, 2015, whichever comes sooner.

2.02	All funds referred to in this Agreement are United States dollars.

3.	TRANSFER OF CLAIMS

3.01        (a)          Charger shall be conclusively deemed to have exercised the Option upon paying the option price, completing the total work expenditures and issuing to Orca the 300,000 shares  as provided for in 2.00 above.

3.02        (a)          Orca undertakes to provide transfers for one hundred percent interest in, and to the Claims in recordable form upon the exercise of the Option herein.

4.	POSSESSION

4.01
From the date hereof, Charger will be entitled to possession of the Claims and during the continuance of this Agreement will be entitled to enter upon the Claims to erect buildings, to install machinery thereon, to explore and develop the Claims and to win, take and turn the ore thereof to account.

5.	REPRESENTATIONS AND WARRANTIES

5.01	Orca represents and warrants to Charger that:

(a)	It has the right to dispose of an interest in and to the Claims and has the right and authority to carry out the terms and conditions of this Agreement, and

(b)	No person, firm or corporation, has or will have any option or right or any right capable of becoming an option to the Claims during the continuance of this Agreement.

5.02	Charger represents and warrants to Orca that it:

(a)
Is a company duly incorporated under the laws of the State of Nevada and has the power, authority and capacity to enter into this Agreement and to carry out the transaction contemplated hereby, all of which has been duly and validly authorized by all necessary corporate proceedings.

6.	COVENANTS

6.01	Until the Option is exercised Charger covenants to:
(a)	Keep the Claims free and clear of all liens, caveats, charges or encumbrances arising from its operations;

(b)
Pay, according to law, all accounts of every kind for wages, supplies, worker's compensation assessments and all other accounts and indebtedness incurred by it or its servants in connection with any operation carried out by it or its servants on or with respect to the Claims as such payments become due and payable so that no claim, lien or caveat can arise against the Claims, the ores, minerals or metals contained therein or produced there from and to discharge properly any such encumbrance, lien or caveat which may arise;

(c)
File all necessary representation work and pay all necessary renewals fees at least one month in advance of their respective anniversary dates to keep the Claims in good standing for a period of not less than one year, and to give notice to Orca that same has been done;

(d)
Pay such rents, royalties, taxes, rates, duties and assessments as may be imposed, charged or levied upon the Claims and the production there from by any governmental agency having the right and power to do so;

(e)
Conduct all exploration, development and mining operations on the Claims in accordance with good mining practices and in full conformity of all mining laws and regulations of the State of Arizona and the United States of America;

(f)
If this Agreement is terminated prior to completion thereof, to furnish Orca copies of all maps, plans, reports, logs and assays and any and all engineering and other data with respect to the Claims as may be then in its possession or available to it.

(g)
as a condition of this Agreement, Charger agrees to use Burton Consulting Inc. as its geological consultant and exploration manager on  this project, providing at all times that Burton Consulting is competitive within the industry for its cost and charges for exploration and consulting.

7.	INDEMNITY

7.01
Charger agrees to indemnify and save harmless Orca from and against any and all actions, claims, suits, demands, loss and damage whatsoever which may arise as a result of or because of the operations of Charger, its agents, servants, contractors, invitees or employees on the Claims.

7.02
Charger further agrees to indemnify and save harmless Orca from all actions, claims, suits demands, loss and damage whatsoever which may result by reason of injury including injury resulting in death, to any person or persons employed by Charger upon the Claims, or which may arise by reason of damage done to any property as a result of any work on or occupation of the Claims by Charger.

8.	DEFAULT

8.01	Should Charger

(a)
Become insolvent, commit an act of bankruptcy, make an assignment for the benefit of any of its creditors, make any assignment or proposal under the Bankruptcy Act, suffer a receiver to be appointed; or

(b)
Fail to comply with any of its obligations hereunder; then Orca may give Charger written notice specifying such default and unless within 30 days after the giving of such notice of default, Charger has cured or rectified such default, then this Agreement shall terminate and Orca shall be entitled to re-enter upon and repossess the Claims for his own use absolutely.

8.02
Delay in the performance of any covenant herein agreed to by Charger, other than those with respect to the filing of representation work or the payment of filing fees hereunder, shall be excused if such delay was due to strikes, lock-outs, labour shortages, power shortages, fires, acts of God, acts of war, governmental regulations restricting normal operations, or any other reasons other than lack of funds, beyond the control of Charger and the time limited for the performance of such covenant shall be extended by a period of time equal in length to the prevention and delay.

8.03	If any event specified in paragraph 8.02 hereof occurs, Charger shall forthwith give notice to Orca of the existence of such event and further notice when such event has ceased to exist.

8.04	Charger shall use reasonable diligence to remove such cause of disability as may occur from time to time.

9.	TERMINATION

9.01	Charger shall have the right to terminate this Agreement upon 90 days written notice to Orca.

9.02
Should this Agreement be terminated, then Charger shall be entitled, within 12 months of the date of such termination, to remove from the Claims all of its goods and chattels brought upon the Claims, at the sole expense of Charger and without inconvenience, or expense to Orca.

10.	OPTION ONLY

Save and except for the obligation of Charger to:

(a)  make the Option payments to Orca as outlined in paragraph 2 above; and

(b) issue the shares to Orca (or make payments) as set forth in paragraph 2 of this Agreement; and

(c) maintain the Claims in good standing during the continuance of this Agreement; the Option is an option only and not a contract of purchase and sale and, prior to Charger exercising the Option, neither the doing of anything nor the postponement of the doing of anything shall be construed as obligating Charger to pay anything further under this Agreement.

10.02
Charger may at any time prior to exercising the Option herein abandon all its rights pursuant to this Agreement by giving 90 days notice in writing to Orca, and if Charger so abandons its rights, this Agreement shall be null and void for all purposes and no rights or liabilities shall arise hereunder.

11.	NOTICE

11.01	Any notice required to be given under this Agreement shall be by:

(a)	Pre-paid certified mail to the address of the party set forth herein, or such other address as the party may from time to time designate in writing, or

(b)	Personal delivery to the party.

11.02	Such notice shall be deemed to have been received by the party:

(a)	If mailed, on the fourth business day after the mailing thereof, provided such notice is posted within the USA;

(b)	If delivered, on the day of delivery; or

(c)
If, at any time, any notice is mailed and within the four day period aforesaid there is a known disruption of the postal service of the USA, such notice shall not be deemed to have been received until such extended period of time as may be reasonably required for the delivery of same, depending upon such disruption.

12.	MISCELLANEOUS

12.01	Time shall be of the essence of this Agreement.

12.02	The parties shall execute such further assurances, or other documents, and do such further things as may be necessary to implement and carry out the intent of this Agreement.

12.03	This Agreement shall be construed in accordance to the laws of the State of Nevada.

12.04	Charger may not assign its interest under this Agreement without the consent of Orca but if agreed, such assignment cannot alter the obligations of this Agreement to provide for the interests of Orca.

12.05	This Agreement shall enure to the benefit of and be binding upon all parties, their heirs, executors, successors, administrators and assigns.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day  and year first above written.

THE CORPORATE SEAL of ORCA GOLD	)
MANAGEMENT INC. was hereunto	)
affixed in the presence of:	)	C/S
)
)
Authorized Signatory	)
George Hochstein, President	)

THE CORPORATE SEAL of CHARGER	)
RESOURCES CORP. was hereunto affixed	)
in the presence of:	)	C/S
)
)
Authorized Signatory	)
Robert L. Card, President	)